EXHIBIT 23.2






             CONSENT OF HILL, BARTH & KING LLC, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Pre-effective Amendment No. 2 to the Registration Statement on From SB-2 and related Prospectus of BioQuest International, Inc. for the registration of 1,000,000 shares of its common stock and to the incorporation therein of our report dated August 29,2000 relating to the financial statements of BioQuest International, Inc. as of August 23,2000 and June 30, 2000 and for the periods July 1,2000 to August 23,2000, November 4,1999 (date of Inception) to June 30,2000 and from November 4,1999 (date of inception) to August 23,2000.



                                     /s/ HILL, BARTH & KING LLC
                                         Certified Public Accountants



Naples, Florida
May 15, 2001